                         OFFER TO PURCHASE FOR CASH BY
                      LONE STAR STEAKHOUSE & SALOON, INC.
                   OF UP TO 4,000,000 SHARES OF COMMON STOCK
                  AT A PURCHASE PRICE NOT GREATER THAN $22.50
                         NOR LESS THAN $20.50 PER SHARE

                 OUR OFFER, THE PRORATION PERIOD AND YOUR RIGHT
                            TO WITHDRAW YOUR SHARES
                 WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                           ON FRIDAY, JUNE 14, 2002,
                         UNLESS OUR OFFER IS EXTENDED.
                  WE MAY EXTEND THE OFFER PERIOD AT ANY TIME.

LONE STAR STEAKHOUSE & SALOON, INC. IS:

     - offering to purchase up to 4,000,000 shares of its common stock in a tender offer, and

     - offering to purchase these shares at a price not greater than $22.50 nor less than $20.50 per share in cash, without interest.

IF YOU WANT TO TENDER YOUR SHARES, YOU SHOULD:

     - specify the price between $20.50 and $22.50 at which you are willing to tender your shares,

     - specify the number of shares you want to tender, and

     - follow the instructions in this document and the related documents, including the accompanying letter of transmittal, to submit your shares.

WHEN OUR OFFER EXPIRES:

     - we will select the lowest purchase price specified by tendering stockholders that will enable us to purchase 4,000,000 shares or such lesser number of shares as are tendered,

     - if the number of shares tendered at or below the selected price is not more than 4,000,000, we will purchase all these shares tendered at that price, and

     - if the number of shares tendered at or below the selected price is more than 4,000,000, we will accept shares for purchase first from shares tendered at or below the selected price by any stockholder who owns fewer than 100 shares and who tenders all such shares and then from all other shares tendered at or below the selected price on a pro rata basis.

OUR COMMON STOCK:

     - is listed and traded on the Nasdaq National Market under the symbol "STAR," and

     - had a closing price of $20.23 per share on May 8, 2002, the last full trading day before we announced our offer and had a closing price of $21.60 on May 16, 2002. You are urged to obtain current market quotations for the shares.

OUR OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS DISCUSSED IN SECTION 5.

     - Our board of directors has approved this offer. However, neither Lone Star, our board of directors, the information agent nor the dealer manager is making any recommendation to you as to whether you should tender or not tender your shares or as to what price or prices you should choose to tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you would tender them.

     This document contains important information about our offer. We urge you to read it in its entirety.

                      THE DEALER MANAGER FOR OUR OFFER IS:

                                  UBS WARBURG
                                299 PARK AVENUE
                         NEW YORK, NEW YORK 10171-0026
                                 (212) 821-5005

May 17, 2002

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY.....................................................    1
IMPORTANT PROCEDURES........................................    4
INTRODUCTION................................................    5
THE OFFER...................................................    6
1.   NUMBER OF SHARES; PRORATION............................    6
2.   PROCEDURE FOR TENDERING SHARES.........................    8
3.   WITHDRAWAL RIGHTS......................................   10
4.   ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF
     PURCHASE PRICE.........................................   11
5.   CERTAIN CONDITIONS OF THE OFFER........................   12
6.   PRICE RANGE OF SHARES; DIVIDENDS.......................   14
7.   BACKGROUND AND PURPOSE OF THE OFFER; CERTAIN EFFECTS OF
     THE OFFER..............................................   14
8.   EFFECTS OF THE OFFER ON THE MARKET FOR SHARES;
     REGISTRATION UNDER THE EXCHANGE ACT....................   17
9.   SOURCE AND AMOUNT OF FUNDS.............................   17
10.  CERTAIN INFORMATION CONCERNING THE COMPANY.............   17
11.  INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS;
     TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES....   20
12.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS............   21
13.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES................   22
14.  EXTENSION OF THE OFFER; TERMINATION; AMENDMENTS........   24
15.  FEES AND EXPENSES......................................   24
16.  MISCELLANEOUS..........................................   25

                                       (ii)

                                    SUMMARY

     WE ARE PROVIDING THIS SUMMARY FOR YOUR CONVENIENCE. IT HIGHLIGHTS MATERIAL INFORMATION IN THIS DOCUMENT, BUT IT DOES NOT DESCRIBE ALL OF THE DETAILS OF OUR OFFER TO THE SAME EXTENT THAT THEY ARE DESCRIBED IN THE BODY OF THIS DOCUMENT. WE URGE YOU TO READ THE ENTIRE DOCUMENT AND THE RELATED LETTER OF TRANSMITTAL BECAUSE THEY CONTAIN THE FULL DETAILS OF OUR OFFER. WHERE HELPFUL, WE HAVE INCLUDED REFERENCES TO THE SECTIONS OF THIS DOCUMENT WHERE YOU WILL FIND A MORE COMPLETE DISCUSSION.

WHO IS OFFERING TO PURCHASE MY SHARES?

     - Lone Star Steakhouse & Saloon, Inc., a Delaware corporation. We are offering to purchase up to 4,000,000 shares of our outstanding common stock. See Section 1.

WHAT IS THE PURCHASE PRICE?

     - The price range for our offer is $20.50 to $22.50 per share. We are conducting our offer through a procedure commonly called a "modified Dutch auction." This procedure allows you to choose a price or prices within this price range at which you are willing to sell your shares.

     - We will look at the prices chosen by stockholders for all of the shares properly tendered. We will then select the lowest price that will enable us to buy 4,000,000 shares. If the number of shares tendered at or below the selected price is more than 4,000,000, we will accept shares for purchase first from shares tendered at or below the selected price by any stockholder who owns fewer than 100 shares and who tenders all such shares and then from all other shares tendered at or below the selected price on a pro rata basis.

HOW MANY SHARES WILL LONE STAR PURCHASE IN ALL?

     - We will purchase up to 4,000,000 shares in our offer, or approximately 16% of our outstanding common stock. We also reserve the right to purchase additional shares, subject to applicable legal requirements. See
       Section 1. Our offer is not conditioned on any minimum number of shares being tendered.

WHAT IS THE PURPOSE OF THE OFFER?

     - We believe our offer may provide certain benefits to us and our stockholders, including:

      - our offer provides stockholders who are considering a sale of their shares with the opportunity to determine the price or prices (not greater than $22.50 per share and not less than $20.50 per share) at which they wish to sell their shares and, if those shares are purchased in our offer, to sell those shares for cash without the usual transaction costs associated with open market sale,

      - our offer provides participating stockholders (particularly those who, because of the size of their stockholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to their shares, and

      - our offer could result in a capital structure that may improve the return on equity for continuing stockholders and enable us to acquire a significant amount of shares at an attractive price that will benefit the remaining stockholders.

     - For a further discussion of the potential benefits and the potential risks and disadvantages of our offer, see Section 7.

WHAT ARE THE SIGNIFICANT CONDITIONS TO THE OFFER?

     - Our offer is not conditioned on our stockholders tendering any minimum number of shares.

     - Our offer is subject to a number of conditions that are described in greater detail in Section 5.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES IN THIS OFFER? CAN LONE STAR EXTEND THE OFFER PAST THE INITIAL EXPIRATION DATE?

     - You may tender your shares until our offer expires. Currently, our offer is scheduled to expire at 5:00 p.m., New York City time, on Friday, June 14, 2002. If your shares are held by a nominee or broker, they may have an earlier deadline for accepting the offer.

     - We can extend, from time to time, our offer past this scheduled expiration date in our sole discretion. If we choose to do so, you will be able to tender your shares until the end of the day selected as the new expiration date. If we extend our offer, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration of the offer period. See Sections 1 and 14.

CAN LONE STAR AMEND THE TERMS OF THE OFFER?

     - We reserve the right in our sole discretion to amend the tender offer in any respect. See Section 14.

HOW DO I FIND OUT IF LONE STAR AMENDS THE TERMS OF THE OFFER OR EXTENDS THE EXPIRATION DATE?

     - We will announce any amendment to, or extension, termination or postponement of, the offer by making a public announcement promptly thereafter. See Section 14.

HOW DO I TENDER MY SHARES?

     - To tender your shares, you must follow the procedures described in
       Section 2 of this document before our offer expires.

     - You may also contact the information agent or your broker for assistance. The contact information for the information agent is on the back page of this document.

HOW AND WHEN WILL I BE PAID?

     - If your shares are purchased in our offer, you will be paid the purchase price, in cash, without interest, as soon as practicable after the expiration of the offer period and the acceptance of the shares for payment. There may be tax consequences to receiving this payment. You should contact your financial or tax advisor for advice specific to your situation. See Sections 2 and 13.

     - We will pay for the shares accepted for purchase by depositing the aggregate purchase price with the depositary as soon as practicable after the expiration date of our offer. The depositary will act as your agent and will transmit to you the payment for all of your shares accepted for purchase. See Section 4.

MAY I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

     - You may withdraw your previously tendered shares at any time prior to the expiration of our offer.

     - In addition, after our offer expires, if we have not accepted for purchase the shares you have tendered to us, you may withdraw your shares at any time after 12:00 midnight, New York City time, on Monday, July 15, 2002. See Section 3.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     - To withdraw your previously tendered shares, you must deliver a written or facsimile notice of withdrawal with the required information to the depositary while you still have the right to withdraw. See Section 3.

WHAT ARE THE UNITED STATES FEDERAL TAX CONSEQUENCES IF I TENDER MY SHARES?

     - Generally, the receipt of cash from us in exchange for the shares you tender will be a taxable event treated as:

      - a sale or exchange eligible for capital gains treatment, or

      - a dividend subject to ordinary income tax rates.

     - See Section 13.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     - On May 8, 2002, the last full trading day before we announced our offer, the closing price per share of our common stock on the Nasdaq National Market was $20.23.

     - On May 16, 2002, the closing price per share of our common stock on the Nasdaq National Market was $21.60.

     - We urge you to obtain a current market quotation for your shares before deciding whether to tender your shares. See Section 6.

WILL I HAVE TO PAY BROKERAGE COMMISSIONS OR STOCK TRANSFER TAXES IF I TENDER MY SHARES?

     - If you are a registered stockholder and tender your shares directly to the depositary, you will not have to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank if you will be charged a fee to tender your shares. We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the offer, except in certain circumstances. See Section 4.

HAS THE BOARD OF DIRECTORS OF LONE STAR APPROVED THE OFFER?

     - Our board of directors has approved our offer. However, neither Lone Star, our board of directors, the information agent nor the dealer manager is making any recommendation to you as to whether you should tender your shares or as to what price or prices you should choose to tender your shares. You should make your own decision based on your views as to the value of Lone Star's shares and our prospects, as well as your liquidity needs, investment objectives and other individual considerations. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor.

HAS ANY EXECUTIVE OFFICER INDICATED AN INTENTION TO TENDER SHARES IN THE OFFER?

     - No. Although no executive officers or directors have indicated an intention to tender shares in the offer, they reserve the right to do so, for themselves or for accounts for which they have control. The intentions of such parties and the number of shares they may tender may change depending on market, economic or business conditions existing as of the close of the tender offer period. See Section 11.

HOW WILL LONE STAR OBTAIN THE FUNDS TO MAKE PAYMENT?

     - We will need a maximum of $90,000,000 to purchase the 4,000,000 shares in the offer. We will fund this purchase and the related fees and expenses from available cash. See Section 9.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

     - Our information agent and the dealer manager can help answer your questions. The information agent is Innisfree M&A Incorporated and the dealer manager is UBS Warburg LLC. Their contact information appears on the back page of this document.

                              IMPORTANT PROCEDURES

     If you want to tender all or part of your shares, you must do one of the following before our offer expires:

     - if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you, or

     - if you hold certificates in your own name, complete and sign the accompanying letter of transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the letter of transmittal, to Wachovia Bank, N.A., the depositary for our offer, or

     - if you are an institution participating in The Depository Trust Company, which we call the "book-entry transfer facility" in this document, tender your shares according to the procedure for book-entry transfer described in Section 2.

     If you want to tender your shares, but:

     - your certificates for the shares are not immediately available or cannot be delivered to the depositary before the expiration of our offer, or

     - you cannot comply with the procedure for book-entry transfer before the expiration of our offer, or

     - the other required documents cannot be delivered to the depositary before the expiration of our offer,

then you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 2 under the heading "Guaranteed Delivery."

     TO TENDER YOUR SHARES YOU MUST FOLLOW THE PROCEDURES DESCRIBED IN THIS DOCUMENT, THE LETTER OF TRANSMITTAL AND THE OTHER DOCUMENTS RELATED TO OUR OFFER, INCLUDING CHOOSING A PRICE OR PRICES AT WHICH YOU WISH TO TENDER YOUR SHARES.

     If you have questions or need assistance, you should contact Innisfree M&A Incorporated, which is the information agent for our offer, at the address or telephone number on the back page of this document. You may request additional copies of this document, the letter of transmittal or the notice of guaranteed delivery from the information agent.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER SHARES IN OUR OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON OUR BEHALF IN CONNECTION WITH OUR OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION, INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER OR THE INFORMATION AGENT.

TO THE HOLDERS OF COMMON STOCK OF
LONE STAR STEAKHOUSE & SALOON, INC.:

                                  INTRODUCTION

     Lone Star Steakhouse & Saloon, Inc., a Delaware corporation (the "Company"), hereby invites its stockholders to tender up to 4,000,000 shares of its Common Stock (the "Common Stock"), $0.01 par value per share (such shares, together with all outstanding shares of Common Stock, the "Shares"), to the Company at a price not in excess of $22.50 nor less than $20.50 per Share, specified by such stockholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together constitute the "Offer"). The Company will determine a single per Share price (not in excess of $22.50 nor less than $20.50 per Share) (the "Purchase Price") that it will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will purchase up to 4,000,000 Shares (or such lesser number of Shares as are properly tendered at or below the Purchase Price) pursuant to the Offer. The Company reserves the right, in its sole discretion, to purchase more than 4,000,000 Shares pursuant to the Offer. The Board of Directors of the Company (the "Board" or "Board of Directors") has concluded that the purchase of Shares pursuant to the Offer is a prudent use of the Company's financial resources.

     Jamie B. Coulter, Chief Executive Officer of the Company, has been advised by his tax advisors that any sale of Shares in connection with the Offer by Mr. Coulter to the Company would likely result in the proceeds being subject to tax at ordinary income tax rates. Therefore, the previously announced agreement between the Company and Mr. Coulter to purchase Shares from Mr. Coulter has been terminated.

     THIS OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 5.

     All stockholders who have properly tendered and not withdrawn their Shares at prices at or below the Purchase Price will receive the Purchase Price, net to the stockholders in cash, for all Shares purchased upon the terms and subject to the conditions of the Offer, including the provisions relating to proration and conditional tenders described herein. If, prior to the Expiration Date (as defined in Section 1), more than 4,000,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer) are properly tendered at or below the Purchase Price and not withdrawn, the Company will accept Shares for purchase first from all Odd Lot Holders (as defined in Section
1) who properly tender all of their Shares at or below the Purchase Price and then on a pro rata basis from all other stockholders who properly tender Shares at or below the Purchase Price. Stockholders may tender Shares subject to the condition that a specified minimum number of the stockholders' Shares tendered must be purchased if any Shares tendered are purchased. See Sections 1 and 2. The Company will return all Shares not purchased under the Offer, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration or conditional tenders. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company pursuant to the Offer. In addition, the Company will pay all fees and expenses of the Dealer Manager, the Depositary and the Information Agent in connection with the Offer.

     NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. STOCKHOLDERS MUST MAKE THEIR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED.

     As of May 10, 2002, there were 24,910,037 Shares of Common Stock issued and outstanding. The 4,000,000 Shares that the Company is offering to purchase represent approximately 16% of the Shares outstanding at that date. The Shares are traded on the Nasdaq National Market ("Nasdaq") under the symbol "STAR." On May 8, 2002, the last full trading day on Nasdaq prior to the pre-commencement announcement of the Offer, the closing per Share sale price was $20.23. On May 16, 2002, the last full trading day on Nasdaq prior to the commencement of the Offer, the closing per Share sale price was $21.60. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE SECTION 6.

     Shares acquired by the Company pursuant to the Offer will be cancelled and will be returned to the status of authorized but unissued Shares of Common Stock. Such Shares will be available for reissuance by the Company without further stockholder action, for general or other corporate purposes, including stock options and other employee benefit plans, stock splits or dividends, acquisitions and the raising of additional capital for use in the Company's business. Except for stock options and other employee benefit plans, the Company has no current plans for any such uses of such Shares.

                                   THE OFFER

1.  NUMBER OF SHARES; PRORATION

     Upon the terms and subject to the conditions of the Offer, the Company will accept for payment and purchase up to 4,000,000 Shares, or such lesser number of Shares as are properly tendered at or below the Purchase Price at or prior to the Expiration Date (as defined herein), and not withdrawn in accordance with
Section 3. The term "Expiration Date" means 5:00 p.m., New York City time, on Friday, June 14, 2002, unless the Company, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. For a description of the Company's right to extend the period of time during which the Offer is open and to delay, terminate or amend the Offer, see Section 14. If the Offer is oversubscribed, Shares tendered at or below the Purchase Price prior to the Expiration Date will be subject to proration. The proration period also expires on the Expiration Date.

     The Company will, upon the terms and subject to the conditions of the Offer, determine the Purchase Price that it will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will purchase up to 4,000,000 Shares (or such lesser number of Shares as are properly tendered at or below the Purchase Price) pursuant to the Offer. In addition, the Company reserves the right, in its sole discretion, to purchase more than 4,000,000 Shares pursuant to the Offer.

     If (i) the Company increases or decreases the Purchase Price, or the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or the Company decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner described in Section 14, the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender Shares must specify the price, not in excess of $22.50 nor less than $20.50 per Share, at which such stockholders are willing to have their Shares purchased by the Company. As promptly as practicable following the Expiration Date, the Company will determine the Purchase Price (not in excess of $22.50 nor less than $20.50 per Share) that will allow it to purchase up to 4,000,000 Shares properly tendered and not withdrawn by the Expiration Date. As promptly as practicable thereafter, the Company will publicly announce the Purchase Price, the proration factor, and upon the terms and subject to the conditions of the Offer (including the proration provisions described herein), all stockholders who have properly tendered and not withdrawn Shares at prices at or below the Purchase Price will receive the Purchase Price for all Shares purchased. All Shares not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or conditional tenders, will be returned to the tendering stockholders at the Company's expense as promptly as practicable following the Expiration Date.

     If the number of Shares properly tendered by the Expiration Date at prices at or below the Purchase Price, and not withdrawn, is less than or equal to 4,000,000 (or such greater number of Shares as the Company may elect to purchase pursuant to this Offer) the Company will, upon the terms and subject to the conditions of this Offer, purchase at the Purchase Price all Shares so tendered.

     If the number of Shares properly tendered by the Expiration Date at prices at or below the Purchase Price, and not withdrawn, is greater than 4,000,000 (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer), the Company will, upon the terms and subject to the conditions of the Offer, purchase at the Purchase Price 4,000,000 Shares (or such greater number of Shares) in the following order of priority: (i) Odd Lots (as hereinafter defined), (ii) Shares unconditionally tendered at or below the Purchase Price by the Expiration Date on a pro rata basis (with adjustments to avoid the purchase of fractional Shares), and (iii) Shares conditionally tendered at or below the Purchase Price by the Expiration Date selected by lot. See the discussion below for further information relating to conditional tenders of Shares.

     For purposes of the Offer, the term "Odd Lots" means all Shares properly tendered, in accordance with the procedures set forth in Section 2, by the Expiration Date at prices at or below the Purchase Price and not withdrawn, by or on behalf of stockholders ("Odd Lot Holders") who, on the date of tender, beneficially hold fewer than 100 Shares. As set forth above, Odd Lots will be accepted for purchase before any proration. In order to qualify for this preference, an Odd Lot Holder must properly tender at a price at or below the Purchase Price all Shares beneficially owned by him and must not make a conditional tender. Partial tenders will not qualify for this preference. This preference is not available to holders of 100 or more Shares, even if holders have separate stock certificates for fewer than 100 Shares. Any Odd Lot Holder wishing to tender all Shares beneficially owned free of proration must complete the box captioned "Odd Lot Tender" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. Stockholders owning an aggregate of less than 100 Shares whose Shares are purchased pursuant to the Offer not only will avoid the payment of brokerage commissions, but also will avoid any applicable odd-lot discounts otherwise payable on a sale of their Shares in a Nasdaq transaction.

     The Company reserves the right, but will not be obligated, to purchase all Shares properly tendered and not withdrawn, at or below the Purchase Price, by any stockholder who has so tendered all Shares owned beneficially or of record and as a result of any proration would then own an aggregate of fewer than 100 Shares. In addition, the Company reserves the right, but will not be obligated, to purchase in excess of 4,000,000 Shares pursuant to the Offer to avoid proration.

     As described in Section 13, the number of Shares that the Company will purchase from a stockholder may affect the federal income tax consequences to the stockholder of such purchase and therefore may be relevant to a stockholder's decision whether to tender Shares. If any stockholder tenders Shares held by him and does not wish to have such Shares subject to proration before purchase, such stockholder may tender Shares subject to the condition that at least a designated minimum number or none of such Shares be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the box captioned "Conditional Tender" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. It is the tendering stockholder's responsibility to determine the minimum number of Shares to be tendered. Stockholders should consult their tax advisors with respect to the effects of proration of the Offer and the advisability of making a conditional tender. See Section 13.

     If as a result of proration the number of Shares to be purchased from any stockholder making a conditional tender is reduced below the minimum number specified by such stockholder, such tender will automatically be regarded as withdrawn, except as provided below, and all Shares tendered by such stockholder will be returned as promptly as practicable after the Expiration Date at the Company's expense. If so many conditional tenders are withdrawn that the total number of Shares available for purchase by the Company falls below the number of Shares that the Company has determined to purchase pursuant to the Offer, then, to the extent feasible, the Company will select enough of such conditional tenders, which would otherwise have been withdrawn, to enable the Company to purchase such desired number of Shares. In selecting among such conditional tenders, the Company will select by lot and will limit its purchase in each case to the designated minimum number of Shares to be purchased.

2.  PROCEDURE FOR TENDERING SHARES

     Proper Tender of Shares. To validly tender Shares pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other documents required by the Letter of Transmittal must be received by Wachovia Bank, N.A. (the "Depositary") at its address set forth on the back cover of this Offer to Purchase, and either (a) certificates for the Shares to be tendered must be received by the Depositary at such address or (b) such Shares must be tendered pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender received by the Depositary), in each case by the Expiration Date, or (ii) the guaranteed delivery procedure described under the heading "Guaranteed Delivery" in this Section 2 below, must be followed.

     In accordance with Instruction 5 of the Letter of Transmittal, each stockholder desiring to tender Shares pursuant to the Offer must indicate, in the box captioned "Price (In Dollars) Per Share at Which Shares Are Being Tendered" in the Letter of Transmittal, the price (in multiples of $.125) at which such Shares are being tendered. IF A STOCKHOLDER DESIRES TO TENDER SHARES IN SEPARATE LOTS AT A DIFFERENT PRICE FOR EACH LOT, SUCH STOCKHOLDER MUST COMPLETE A SEPARATE LETTER OF TRANSMITTAL FOR EACH LOT AND PRICE AT WHICH THE SHARES ARE TENDERED. THE SAME SHARES CANNOT BE TENDERED (UNLESS PROPERLY WITHDRAWN PREVIOUSLY IN ACCORDANCE WITH THE TERMS OF THE OFFER) AT MORE THAN ONE PRICE. IN ORDER TO TENDER SHARES PROPERLY, A PRICE BOX, BUT ONLY ONE PRICE BOX, ON EACH LETTER OF TRANSMITTAL MUST BE CHECKED.

     In addition, Odd Lot Holders who tender all their Shares must complete the box captioned "Odd Lot Tender" in the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery, in order to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1. Stockholders desiring to make a conditional tender of their Shares must complete the box captioned "Conditional Tender" in the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery.

     Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing the Book-Entry Transfer Facility to transfer Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, either (1) a properly completed and duly executed Letter of Transmittal (or a manually-signed facsimile of the Letter of Transmittal), with any required signature guarantees, an Agent's Message (as defined below) in the case of a book-entry transfer or the specific acknowledgement in the case of a tender through the Automated Tender Offer Program of the Book-Entry Transfer Facility, and any other required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, or (2) the guaranteed delivery procedure described below must be followed. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgement from the participant in the Book-Entry Transfer Facility tendering Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against the participant.

     Participants in the Book-Entry Transfer Facility may tender their Shares in accordance with the Automated Tender Offer Program to the extent it is available to them for the Shares that they wish to tender. A stockholder tendering through the Automated Tender Offer Program must expressly acknowledge that the stockholder has received and agreed to be bound by the Letter of Transmittal and that the Letter of Transmittal may be enforced against him.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 2, includes any participant in a Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the Shares) of the Shares exactly as the name of the registered holder appears on the certificate tendered therewith, and payment is to be made directly to such registered holder, or if Shares are tendered for the account of a financial institution that is a member of the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program, the Stock Transfer Association's approved medallion program (such as STAMP, GEMP or MSP) or a commercial bank or trust company having an office, branch or agency in the United States (each such entity, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a certificate representing Shares is registered in the name of a person other than the signatory of a Letter of Transmittal, or if payment is to be made or Shares not purchased or tendered are to be issued to a person other than the registered owner, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered owner appears on the certificate with the signature on the certificate or stock power guaranteed by an Eligible Institution.

     Method of Delivery. THE METHOD OF DELIVERY OF SHARES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. IF CERTIFICATES FOR SHARES ARE TO BE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     Backup Federal Income Tax Withholding. To prevent backup federal income tax withholding equal to 30% of the gross payments made pursuant to the Offer, each stockholder who does not otherwise establish an exemption from such withholding must notify the Depositary of such stockholder's correct taxpayer identification number (or certify that such taxpayer is awaiting a taxpayer identification number) and provide certain other information by completing a Substitute Form W-9 included with the Letter of Transmittal. Foreign stockholders are required to submit an appropriate Form W-8 in order to avoid backup withholding.

     EACH STOCKHOLDER SHOULD CONSULT HIS OWN TAX ADVISOR AS TO WHETHER SUCH STOCKHOLDER IS SUBJECT TO OR EXEMPT FROM FEDERAL INCOME TAX WITHHOLDING.

     Federal Income Tax Withholding for Foreign Stockholders. Generally, 30% federal income tax withholding will be applicable to payments made to foreign stockholders unless a reduced rate of withholding is available pursuant to a tax treaty or certain other exemptions from withholding are applicable.

     FOREIGN STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPROPRIATE FORM W-8 TO BE FILED WITH THE DEPOSITARY TO CLAIM A REDUCED RATE OF (OR EXEMPTION FROM) 30% FEDERAL INCOME TAX WITHHOLDING.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and cannot deliver certificates for such Shares (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary by the Expiration Date, such Shares may nevertheless be tendered if all of the following conditions are met:

          (a) such tender is made by or through an Eligible Institution;

          (b) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (indicating the price at which the Shares are being tendered) is received by the Depositary (as provided below) by the Expiration Date; and

          (c) the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq trading days after the date the Depositary receives such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

     Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the price to be paid therefor, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of Shares determined by it not to be in proper form or the acceptance for payment of or payment for which may be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to be properly made until all defects and irregularities have been cured or waived. None of the Company, the Dealer Manager, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notice.

     Tender Constitutes an Agreement. The proper tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer and a binding agreement between the tendering stockholder and the Company.

     It is a violation of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for a person, directly or indirectly, to tender shares for such stockholder's own account unless, at the time of the tender and at the end of the proration period, the person so tendering (i) has a net long position equal to or greater than the amount of (a) Shares tendered or (b) other securities immediately convertible into, or exercisable or exchangeable for the amount of Shares tendered and will acquire such Shares for tender by conversion, exercise or exchange of such other securities, and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 promulgated under the Exchange Act provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer as well as his representation and warranty that (A) such stockholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act and (B) the tender of such Shares complies with Rule 14e-4 promulgated under the Exchange Act.

     Lost or Destroyed Certificates. Stockholders whose certificates for part or all of their Shares have been lost, stolen, misplaced or destroyed may either complete the box in the Letter of Transmittal entitled, "Affidavit of Lost or Destroyed Certificate(s)," and pay the listed insurance premium or contact the Depositary at (800) 829-8432 for instructions as to the documents that will be required to be submitted together with the Letter of Transmittal in order to receive stock certificate(s) representing the Shares. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

3.  WITHDRAWAL RIGHTS

     Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company as provided in this Offer to Purchase, may also be withdrawn after 12:00 midnight, New York City time, on Monday, July 15, 2002.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering stockholder must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of

Shares tendered by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 2, the notice of withdrawal must specify the name and the number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person shall be obligated to give any notice of any defects or irregularities in any notice of withdrawal and none of them shall incur any liability for failure to give any such notice. Any Shares properly withdrawn will thereafter be deemed not tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered prior to the Expiration Date by again following any of the procedures described in Section 2.

     If, as a result of proration, the number of Shares to be purchased from any stockholder making a conditional tender is reduced below the minimum number specified by such stockholder, such tender will automatically be regarded as withdrawn.

     If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of the Company all tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 3, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer.

4.  ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE

     Upon the terms and subject to the conditions of the Offer (including proration), and promptly after the Expiration Date, the Company will determine a single per Share Purchase Price (not in excess of $22.50 nor less than $20.50 per Share) that it will pay for Shares properly tendered and not withdrawn, taking into account the number of Shares tendered and the prices specified by tendering stockholders. The Company will accept for payment up to 4,000,000 Shares, or such lesser number of Shares, as provided in Section 1, as are properly tendered and not withdrawn at or below the Purchase Price, as soon as practicable after the Expiration Date. Following the determination of the Purchase Price, the Company will announce the Purchase Price, the proration factor, and payment for Shares accepted for payment pursuant to the Offer will be made promptly (subject to possible delay in the event of proration) but only after timely receipt by the Depositary of certificates for Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof) and any other required documents.

     For purposes of the Offer, the Company will be deemed to have accepted for payment, subject to proration, Shares tendered at or below the Purchase Price and not withdrawn if, as and when the Company gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. Payment for Shares to be purchased pursuant to the Offer will be made by depositing the aggregate Purchase Price for such Shares with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payment from the Company and transmitting such payments to tendering stockholders.

     In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date; however, the Company does not expect to be able to announce the final results of any such proration until approximately five Nasdaq trading days after the Expiration Date. Certificates for all Shares not purchased, including all Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration or conditional tenders, will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the account maintained within such Book-Entry Transfer Facility by the participant therein who so delivered such Shares) as soon as practicable after the Expiration Date or termination of the Offer without expense to the tendering stockholder. Under no circumstances will interest be paid by the Company by reason of any delay in paying for any Shares or otherwise. In addition, if certain events occur, the Company may not be obligated to purchase the Shares pursuant to the Offer. See Section 5.

     The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if Shares not tendered or not accepted for purchase are to be registered in the name of any person other than the registered owner, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered owner or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless evidence satisfactory to the Company of the payment of such taxes or exemption therefrom is submitted. See Instruction 7 of the Letter of Transmittal.

     ANY TENDERING U.S. STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX WITHHOLDING OF 30% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 2.

5.  CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment or purchase or pay for any Shares tendered and may terminate or amend the Offer or may postpone the acceptance for payment of, or the payment for, Shares tendered, if at any time on or after May 17, 2002, but on or before the Expiration Date, any of the following events shall have occurred (or shall have been determined by the Company to have occurred) which, in the Company's sole judgment in any such case and regardless of the circumstances (including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with such acceptance for purchase or payment:

          (a) There shall have occurred (i) the commencement of a war, armed hostilities, act of terrorism or other international or national calamity directly or indirectly involving the United States that prevents the Company from operating its business in the ordinary course, (ii) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market,
     (iii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) any limitation by any governmental, regulatory or administrative authority or agency or any other event that, in the sole judgment of the Company, might affect the extension of credit by banks or other lending institutions, (v) a decline in the last sales price of the Shares of more than 15% as reported on Nasdaq measured from the close of business on May 8, 2002, (vi) any change in the general political, market, economic or financial conditions in the United States or abroad that has or may have material adverse significance with respect to the Company's business, operations or prospects or the trading in the Shares, (vii) the occurrence in the United States of "mad cow" or "hoof and mouth" disease, or (viii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of Restaurant Companies of more than 15%, measured from the close of business on May 16, 2002; or

          (b) There shall have been threatened, instituted or pending any action or proceeding by any government or governmental authority or regulatory or administrative agency, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental authority or regulatory or administrative agency, domestic or foreign, (i) challenging or seeking to make illegal, or delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by the Company or otherwise directly or indirectly relating in any manner to or affecting the Offer, or
     (ii) that otherwise, in the sole judgment of the Company, has or may have a material adverse effect on the business, financial condition, income, operations or prospects of the Company or its subsidiaries taken as a whole or has or may materially impair the contemplated benefits of the Offer to the Company; or

          (c) There shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment or order or injunction proposed, sought, enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer or the Company, or any of its subsidiaries, by any court, governmental authority or regulatory or administrative agency, domestic or foreign, that, in the sole judgment of the Company might, directly or indirectly, result in any of the consequences referred to in clauses (i) or (ii) of paragraph (b) above; or

          (d) A tender or exchange offer for some or all of the Shares (other than the Offer) or a proposal with respect to a merger, consolidation or other business combination with or involving the Company or any subsidiary shall have been proposed to be made or shall have been made by another person; or

          (e) Any entity, person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares, or any new group shall have been formed which beneficially owns more than 5% of the outstanding Shares; or

          (f) Any change or changes shall have occurred (or any development shall have occurred involving any prospective change or changes) in the business, assets, liabilities, condition (financial or otherwise), operations, results of operations or prospects of the Company or its subsidiaries that, in the sole judgment of the Company, have or may have material adverse significance with respect to the Company or its subsidiaries; or

          (g) The purchase of Shares pursuant to the Offer would result in there being fewer than 300 stockholders of record of the Shares or would result in the Shares being delisted from Nasdaq; or

          (h) The Company does not have the available cash reserves necessary to consummate the Offer, as further described in Section 9 of this Offer to Purchase.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company in its sole discretion regardless of the circumstances (including any action or inaction by the Company) giving rise to any such conditions, or may be waived by the Company, in its sole discretion, in whole or in part at any time. The failure by the Company at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. Any determination by the Company concerning the events described in this Section 5 shall be final and binding on all parties.

6. PRICE RANGE OF SHARES; DIVIDENDS

  MARKET INFORMATION

     The Company's Common Stock (ticker symbol: STAR) is traded on the Nasdaq National Market. The following table sets forth, for the periods indicated, the high and low sale prices for the Common Stock, as reported by Nasdaq.

                                                               HIGH      LOW
                                                              ------    ------
FISCAL 2002:
  First Quarter.............................................  $21.05    $14.26
  Second Quarter (through May 14, 2002).....................   21.95     16.00
FISCAL 2001:
  First Quarter.............................................  $10.25    $ 7.94
  Second Quarter............................................   14.00      8.69
  Third Quarter.............................................   13.72     10.48
  Fourth Quarter............................................   14.90      9.60
FISCAL 2000:
  First Quarter.............................................  $ 9.44    $ 7.84
  Second Quarter............................................   12.75      8.75
  Third Quarter.............................................   11.56      7.91
  Fourth Quarter............................................    8.94      6.69

     On May 8, 2002, the last full trading day on Nasdaq prior to the pre-commencement announcement of the Offer, the closing per Share sale price was $20.23. On May 16, 2002, the last full trading day on Nasdaq prior to the commencement of the Offer, the last sale price per Share for the Company on Nasdaq was $21.60.

     The Company initiated the payment of quarterly cash dividends in April 2000 and has paid cash dividends at the rate of $0.125 per Share each quarter thereafter until the first quarter of 2002. On January 9, 2002, the Company increased its quarterly cash dividend to $0.15 per Share. The Board declared the Company's quarterly cash dividend of $0.15 per Share payable April 24, 2002, to stockholders of record on April 10, 2002. The Company plans to continue the quarterly dividend payments for the foreseeable future. There can be no assurance, however, that such cash dividends will continue to be paid.

     STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7.  BACKGROUND AND PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

     The Company retained UBS Warburg LLC ("UBS Warburg") in July 2001 to act as its financial advisor in consideration of strategic alternatives, including, without limitation, (i) continuing to run the business, (ii) a merger, consolidation or sale of the Company with or to another entity, (iii) potential acquisitions, (iv) maintaining or increasing the Company's Share repurchase program, (v) a leveraged recapitalization either with a financial sponsor or standalone, and (vi) a sale of select assets (collectively, "Strategic Alternatives").

     On July 25, 2001, the Board met with UBS Warburg to consider the Strategic Alternatives. The Common Stock had a closing price that day of $10.95 per Share. The Board determined that it wished to further explore a potential sale of the Company. As a result, the Board directed UBS Warburg to commence a targeted sale process in which UBS Warburg contacted three potential strategic purchasers. This targeted process culminated in non-binding indications of interest from two of these potential buyers at a range of $13.00 to $14.00 per Share, which were received during the week of September 3, 2001. The Common Stock price traded in a range of $12.13 to $13.01 per Share during the week of September 3, 2001. Both of the indications of interest were subsequently rescinded when UBS Warburg asked the parties to increase their price and as a result of the terrorist attacks on September 11, 2001.

     At a meeting of the Board held on October 3, 2001, the Board directed UBS Warburg to commence a broad sale process. On October 3, 2001, the Common Stock closed at $10.00 per Share. On October 4, 2001, the Company announced publicly that the Board had hired UBS Warburg to review the Company's strategic alternatives. UBS Warburg began to explore a broad sale process and contacted 57 parties (35 financial and 22 strategic), which it believed to be potential purchasers of the Company. UBS Warburg received on behalf of the Company non-binding indications of interest from seven parties (four financial and three strategic) during the week of November 27, 2001. The indications of interest were in a valuation range of $13.73 to $18.50 per Share. The Common Stock traded at a range of $13.40 to $14.50 per Share during the week in which the indications of interest were received.

     The Board instructed UBS Warburg to begin negotiating with two of the strategic parties that submitted indications of interest in early December and to approach the third strategic party to raise its initial non-binding offer that was near the trading value price of the stock at the time of the offer. This party was unwilling to raise its price, and, at the direction of the Board, UBS Warburg terminated discussions with this party. UBS Warburg, with assistance from the Board and management of the Company, negotiated with the other two strategic parties during the month of December. When negotiations with these two strategic parties broke down over price, the Board instructed UBS Warburg to commence management meetings in January 2002 for the four potential financial buyers that submitted indications of interest at a price range the Board at that time was willing to consider. Additionally, in early January 2002, UBS Warburg contacted one of the strategic parties that submitted an indication of interest in September and did not submit a revised indication of interest as part of the broader process, to update that party on the Company's performance and the sale process. The party renewed its interest in the Company and indicated interest at a price range the Board was willing to consider. This strategic party indicated that it would not make an all cash offer and that the consideration would include non-voting stock. Management presentations to the five parties began in mid-January 2002 and were followed by significant due diligence and one-on-one meetings with management in late January and through the month of February. Revised indications of interest were received from three parties (one strategic and two financial) during the week of February 25, 2002. The indications of interest were in a valuation range of $18.50 to $20.00 per Share. However, none of the offers included mark-ups of the draft merger agreement distributed in late January 2002 and were subject to substantial additional due diligence and certain other conditions. The Common Stock traded at a range of $19.23 to $20.65 per Share during the week in which the indications of interest were received (representing a 92% to 107% increase since the announcement of the engagement of UBS Warburg to review Strategic Alternatives).

     The Board met on March 5, 2002, to consider the offers received from the potential buyers, as well as to review its other Strategic Alternatives. At the conclusion of this meeting, the Board directed UBS Warburg to ask each of the potential buyers to increase its proposed purchase price. Only one potential buyer, Bruckmann, Rosser, Sherrill & Co., LLC ("BRS"), increased its purchase price. The revised offer from BRS had the highest price per Share and led the Company to enter into a letter of intent (the "LOI") on March 28, 2002, with BRS for it to acquire the Common Stock of the Company at a price of $20.50 per Share in cash. The LOI, which provided for a 30-day period of exclusivity, was later extended for one additional week. BRS increased its price to $21.50 per Share in cash, subject to certain conditions including, but not limited to, negotiation of the terms of a non-compete agreement and a voting agreement with Jamie B. Coulter, the Company's Chief Executive Officer, and a break-up fee in the event that Mr. Coulter did not vote his Shares in favor of the transaction. Mr. Coulter indicated to the Board of Directors that he was unwilling to sell his Shares at $21.50 per Share and would not enter into a voting agreement. BRS requested that the break-up fee be agreed to as a condition of its willingness to extend the LOI. The parties were ultimately unable to agree on such terms. Accordingly, the LOI expired on May 4, 2002.

     After the expiration of the LOI, the Board met on May 8, 2002 with UBS Warburg to reconsider the Strategic Alternatives. In light of the Company's significant cash balance of over $100 million, debt-free balance sheet, and significant projected cash flow from operations, the Board again discussed a potential Share repurchase. The Board discussed several alternatives, including the modified Dutch auction tender offer approach ultimately chosen and the relative advantages and disadvantages of certain alternatives for the

Company. The decision taken by the Board was to execute a modified Dutch auction tender offer for 4,000,000 Shares at a price range of $20.50 to $22.50 per Share.

     The purpose of this Offer is to provide an opportunity for those stockholders who otherwise could not dispose of large numbers of Shares to do so without further negatively affecting the market price of the Shares. If the Offer is successful, the Company will be able to acquire a significant amount of Shares at an attractive price that will benefit the remaining stockholders.

     The Offer provides those who are considering a sale of all or a portion of their Shares the opportunity to determine the price or prices (not greater than $22.50 nor less than $20.50 for each of the Shares) at which they are willing to sell their Shares and, if any such Shares are purchased pursuant to the Offer, to sell those Shares for cash without the usual transaction costs associated with open-market sales. The Offer also allows stockholders to sell a portion of their Shares while retaining a continuing equity interest if they so desire. ANY HOLDERS OWNING AN AGGREGATE OF LESS THAN 100 SHARES WHOSE SHARES ARE PURCHASED PURSUANT TO THE OFFER NOT ONLY WILL AVOID ANY PAYMENT OF BROKERAGE COMMISSIONS, BUT ALSO WILL AVOID ANY APPLICABLE ODD LOT DISCOUNTS PAYABLE ON SALES OF ODD LOTS. In addition, the Offer may give stockholders the opportunity to sell Shares at prices greater than market prices prevailing prior to commencement of the Offer although no assurances can be given that the prevailing market price will not be higher than the Purchase Price.

     The Company believes the benefits of the Offer, and in particular the modified Dutch auction tender format, are as follows:

     - The Company believes that the Shares are undervalued and the purchase of Shares within the modified Dutch auction range is accretive to the Company and beneficial to stockholders who choose not to tender. The Company believes that the purchase of the Shares is a good use of capital in the current environment.

     - The modified Dutch auction is an open process, plainly visible to all market participants, which will permit the Company to buy a large number of Shares at one time at a low transaction price per Share.

     - The Offer provides participating stockholders, particularly those who might not be able to sell their Shares without disruption to the Share price because of the size of their holdings, with an opportunity to obtain liquidity with respect to their Shares.

     - The Offer could result in a capital structure that may improve the return on equity for continuing stockholders.

     The Offer also presents some potential risks and disadvantages to the Company and its continuing stockholders. The Offer will reduce the Company's "public float," that is the number of Shares owned by outside stockholders and available for trading in the securities markets. This may result in lower share prices or reduced liquidity in the trading market for the Company's Common Stock in the future.

     After the completion of the Offer, the Company expects to have sufficient cash flow and access to other sources of capital to fund its operations. As a result of the Offer, the Company is in technical violation of a covenant in its $50,000,000 line of credit agreement with SunTrust Bank. The Company has never had any amounts outstanding under this line of credit and believes it will be able to negotiate a waiver of the covenant or will enter into a mutually acceptable line of credit with another bank.

     Shares acquired by the Company pursuant to the Offer will be cancelled and will return to the status of authorized but unissued Shares of Common Stock. Such Shares will be available for reissuance by the Company without further stockholder action for general or other corporate purposes, including stock options and other employee benefit plans, stock splits or dividends, acquisitions, and the raising of additional capital for use in the Company's business. Except for stock options and other employee benefit plans, the Company has no current plans for any such uses of such Shares.

8. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT

     The purchase of Shares pursuant to the Offer will reduce the number of Shares that otherwise might trade publicly and may reduce the number of stockholders. Nonetheless, it is anticipated that there still will be a sufficient number of Shares outstanding and publicly traded following the Offer to ensure a continued orderly trading market in the Shares. Based upon published guidelines, the Company does not believe that the purchase of Shares pursuant to the Offer will cause the Company's remaining Shares to cease to be listed on Nasdaq.

     The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its stockholders and to the Securities and Exchange Commission (the "Commission") and comply with the Commission's proxy rules in connection with meetings of the Company's stockholders. The Company believes that the purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

     The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. The Company believes that, following the repurchase of Shares pursuant to the Offer, the Shares will continue to be margin securities for purposes of the Federal Reserve Board's margin regulations.

     Although the Company has no current plans to acquire additional Shares, the Company may in the future purchase additional Shares in the open market, in private transactions, through tender offers or otherwise. Any such purchases may be on the same terms or on terms which are more or less favorable to stockholders than the terms of the Offer. However, Rule 13e-4 of the Exchange Act prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date or termination of the Offer. Any possible future purchases by the Company will depend on many factors, including the market price of the Shares, the Company's business and financial positions, the results of the Offer and general economic and market conditions.

9.  SOURCE AND AMOUNT OF FUNDS

     If the Company were to purchase 4,000,000 Shares pursuant to the Offer at the maximum Purchase Price of $22.50 per Share, the Company expects that the maximum aggregate cost of the Offer, including all fees and expenses applicable to the Offer, would be approximately $90,730,000. The funds needed to purchase the Shares will be derived from the Company's available cash.

10.  CERTAIN INFORMATION CONCERNING THE COMPANY

     As of May 16, 2002, the Company owned and operated 249 mid-priced, full service, casual dining restaurants located in the United States, which operate under the trade name Lone Star Steakhouse & Saloon or Lone Star Cafe ("Lone Star" or "Lone Star Steakhouse & Saloon"), and 20 upscale steakhouse restaurants, five operating as Del Frisco's Double Eagle Steak House ("Del Frisco's") restaurants and 15 operating as Sullivan's Steakhouse ("Sullivan's") restaurants. In addition, a licensee operates three Lone Star restaurants in California and a licensee operates a Del Frisco's restaurant in Orlando, Florida.

     Internationally, the Company operates 25 Lone Star Steakhouse & Saloon restaurants in Australia. In addition, a licensee operates a Lone Star Steakhouse & Saloon restaurant in Guam.

     Steak continues to be one of the most frequently ordered dinner entrees at restaurants. In 2001, the United States Department of Agriculture estimated the average annual per capita consumption of beef to be 63.4 pounds, down slightly from 2000. Company management believes the limited menu of its restaurants, which concentrates primarily on high quality USDA choice-graded steaks, and the appeal of its "Texas Roadhouse" ambiance and excellent service distinguishes Lone Star restaurants. Company management believes the Sullivan's restaurants are distinguished by featuring high quality, top end choice of beef whereas the Del Frisco's restaurants are distinguished by featuring high quality, USDA prime graded steaks. In addition, Sullivan's and Del Frisco's feature specialized fresh entrees, award-winning wine lists, an exciting ambiance and attentive team service.

     The Company's focus on selection, training and in-store execution along with Lone Star's continued marketing initiatives and the successful creation of the Sullivan's upscale concept and the development of the Del Frisco's concept, differentiate the Company from other restaurant companies that operate steakhouse restaurants. The Company believes that through its operation of three
(3) distinct steak restaurant concepts, it has positioned itself as "The Steak Company."

     The Company's address is: 224 East Douglas, Suite 700, Wichita, Kansas 67202 (telephone number: (316) 264-8899).

     This document contains a number of forward-looking statements, including, among others, statements dealing with the benefits that the Offer may provide to the Company's stockholders, the date on which the Company will announce the Purchase Price, the final proration factor or pay for tendered Shares, the Company's possession of sufficient capital to fund its operations, the fees and expenses it will incur in connection with the Offer, the listing and tradability of the Common Stock after the Offer is completed and the continued treatment of its Common Stock as margin securities. The Company cautions readers that the important factors set forth below, as well as factors discussed in other documents filed by the Company with the Commission, among others, could cause the Company's actual results to differ materially from statements contained in this document.

     Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will," "potential," "outlook" and similar terms and phrases, including references to assumptions, are intended to identify forward-looking statements.

     The forward-looking statements regarding these matters are based on various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions, and expected future developments, as well as other factors it believes are appropriate under the circumstances.

     As a result of the Offer, the Company is in technical violation of a covenant in its $50,000,000 line of credit agreement with SunTrust Bank. The Company has never had any amounts outstanding under this line of credit and believes it will be able to negotiate a waiver of the covenant or will enter into a mutually acceptable line of credit with another bank.

     Important factors that could cause actual results to differ materially from those implicit in the Company's forward-looking statements include, without limitation, the following:

     - the price at which the Company ultimately determines to purchase Shares in the Offer;

     - the Company's future financial performance;

     - the Company's future cash needs;

     - the number of Shares tendered in the Offer;

     - the number of stockholders who sell all of their Shares in the Offer;

     - global and U.S. economic conditions generally and in the restaurant industry specifically; and

     - the occurrence of "mad cow" or "hoof & mouth" disease in the United
       States.

     These and other factors are discussed in the Company's filings with the Commission.

     The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All subsequent written and oral forward-looking statements concerning the Offer or other matters addressed in this document and attributable to the Company or any person acting on its behalf are qualified by these cautionary statements. The Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

     The Company is subject to the informational filing requirements of the Exchange Act and, in accordance with these requirements, is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their compensation, options granted to them, the principal holders of the Company's securities and any material interest of these persons in transactions with the Company is required to be disclosed in proxy statements distributed to its stockholders and filed with the Commission. The Company has also filed a Tender Offer Statement on Schedule TO, which includes additional information with respect to the Offer.

     The reports, proxy statements and other information the Company files with the Commission can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Room 2120, Washington, D.C. 20549 and at its regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary charges, from the Public Reference Section at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, which information may also be obtained for free from the Company. These reports, proxy statements and other information concerning the Company also can be inspected at the offices of the Nasdaq National Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20549.

11. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

     The following table sets forth information concerning ownership of the Company's Common Stock, as of May 10, 2002, by each director and each executive officer as defined in Item 402(a)(3) of Regulation S-K and by all directors and executive officers of the Company as a group. Unless otherwise indicated, the address of directors and executive officers of the Company is 224 East Douglas, Suite 700, Wichita, Kansas 67202-3414 (telephone number: (316) 264-8899).

                                                                   SHARES         PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER                          BENEFICIALLY HELD    OF CLASS
------------------------------------                          -----------------   ----------
Jamie B. Coulter, Chief Executive Officer...................      4,995,393(1)       18.2%
John D. White, Executive Vice President, Treasurer and
  Director..................................................      1,148,025(2)        4.4%
Gerald T. Aaron, Senior Vice President -- Counsel and
  Secretary.................................................        612,707(3)        2.4%
Tomlinson D. O'Connell, Senior Vice President of
  Operations --
  Lone Star Steakhouse & Saloon, Inc........................        147,957(4)          *
Jeff Bracken, Vice President of Operations --
  Lone Star Steakhouse & Saloon, Inc........................        111,983(5)          *
Fred B. Chaney, Director....................................         76,401(6)          *
William B. Greene, Jr., Director............................         34,868(7)          *
Clark R. Mandigo, Chairman of the Board.....................         86,401(8)          *
Guy W. Adams, Director......................................          1,100(9)          *
Mark G. Saltzgaber, Director(10)............................             --            --
Thomas C. Lasorda, Director(11).............................             --            --
Michael A. Ledeen, Director(12).............................             --            --
All directors and executive officers as a group.............      7,555,380(13)      25.3%

---------------

  *  Less than 1%

 (1) Includes presently exercisable options to purchase 2,600,000 shares of Common Stock.

 (2) Includes presently exercisable options to purchase 1,000,000 shares of Common Stock.

 (3) Includes presently exercisable options to purchase 575,000 shares of Common Stock.

 (4) Includes presently exercisable options to purchase 146,957 shares of Common Stock.

 (5) Includes presently exercisable options to purchase 109,763 shares of Common Stock.

 (6) Includes presently exercisable options to purchase 72,401 shares of Common Stock. Mr. Chaney's address is c/o Barbara Snow, 2573 Holly Valley Drive, Vista, CA 92084.

 (7) Includes presently exercisable options to purchase 33,468 shares of Common Stock. Mr. Greene's address is Carter County Bank, 601 E. Elk Avenue, Elizabethton, TN 37643.

 (8) Includes presently exercisable options to purchase 56,401 shares of Common Stock. Mr. Mandigo's address is 15050 Jones Maltzberger, Suite 2, San Antonio, TX 78427.

 (9) Mr. Adams' address is c/o GWA Capital, 55 South Lake Avenue, Suite 720, Pasadena, CA 91101.

(10) Mr. Saltzgaber's address is c/o Dorset Capital Management, LLC, Pier 1, Bay 2, San Francisco, CA 94111.

(11) Mr. Lasorda's address is c/o Dodger Stadium, 1000 Elysian Park Avenue, Los Angeles, CA 90012-1199.

(12) Mr. Ledeen's address is c/o American Enterprise Institute, 1150 17th Street, N.W., Washington, DC 20036.

(13) Includes presently exercisable options to purchase 4,927,185 shares of Common Stock, which includes presently exercisable options to purchase 333,195 shares of Common Stock held by executive officers who are not specifically identified in the Security Ownership Table above.

     Neither the Company, nor any subsidiary of the Company, nor, to the Company's knowledge, any of the Company's or any of its subsidiaries' executive officers or directors or associates of any of the foregoing, has engaged in any transaction involving Shares during the period of 60 days prior to the date hereof.

     Except as otherwise described in this Offer to Purchase, neither the Company, nor any subsidiary of the Company, nor, to the Company's knowledge, any of its executive officers or directors, or any of the executive officers or directors of its subsidiaries, is a party to any contract, arrangement, understanding or relationship relating, directly or indirectly, to the Offer with any other person with respect to Shares including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations. See Section 15.

     Except as set forth in this Offer to Purchase, none of the Company or, to the Company's knowledge, its executive officers or directors has current plans or proposals which relate to or would result in any extraordinary corporate transaction involving the Company, such as a merger, a reorganization, a liquidation, the purchase, sale or transfer of a material amount of its assets or the assets of any of its subsidiaries (although the Company from time to time may consider various acquisition or divestiture opportunities), any material change in its present dividend rate or policy, indebtedness or capitalization, any change in its current Board of Directors or management, any other material change in its business or corporate structure, a class of its equity securities being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system of a registered national securities association, a class of its equity securities becoming eligible for termination of registration under the Exchange Act, the suspension of its obligations to file reports under the Exchange Act, the acquisition by any person of additional securities of its or the disposition of its securities, or any changes in its charter, bylaws or other governing instruments or other acquisition that could impede acquisition or control of the Company.

     Jamie B. Coulter, Chief Executive Officer of the Company, has been advised by his tax advisors that any sale of Shares in connection with the Offer by Mr. Coulter to the Company would likely result in the proceeds being subject to tax at ordinary income tax rates. Therefore, the previously announced agreement between the Company and Mr. Coulter to purchase Shares from Mr. Coulter has been terminated.

     Although no executive officers or directors have indicated an intention to tender Shares in the Offer, they reserve the right to do so, for themselves or for accounts for which they have control. The intention of such parties and the number of Shares they may tender may change depending on market, economic or business conditions existing as of the close of the tender offer period. Assuming the Offer is fully subscribed, the Company will have purchased an aggregate of approximately 16% of its outstanding Shares of Common Stock.

     Guy W. Adams, a director of the Company, has notified the Company that he will resign as a director of the Company effective upon the selection of his successor, who will be selected as follows: the Nominating Committee of the Board will identify three potential director nominees, none of whom are currently directors of the Company, and all of whom will satisfy the definition of "independent director" pursuant to the Company's Amended and Restated By-laws. Mr. Adams will recommend one of those nominees as his successor and thereupon such selection will be approved by the Board.

12.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

     The Company is not aware of any license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Company's acquisition of Shares as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Company as contemplated herein. Should any such approval or other action be required, the Company presently contemplates that such approval or other action will be sought. The Company is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions. See Section 5.

13.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The discussion below provides certain Federal income tax consequences of a sale of Shares pursuant to the Offer by a United States person (a United States citizen or resident alien, a domestic corporation, a domestic partnership or a domestic trust or estate). Certain stockholders (including insurance companies, tax-exempt organizations, financial institutions or insurance companies, financial institutions or broker dealers, foreign stockholders and stockholders who have acquired their Shares upon the exercise of options or otherwise as compensation) may be subject to special rules not discussed below. This discussion does not reflect any tax laws of any jurisdiction other than the Federal income tax laws of the United States. EACH STOCKHOLDER SHOULD CONSULT HIS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OF A SALE OF SHARES PURSUANT TO THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, ANY RECENT CHANGES IN APPLICABLE TAX LAWS AND ANY PROPOSED LEGISLATION.

     The sale of Shares pursuant to the Offer will be a taxable transaction for Federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. The Federal income tax consequences to a stockholder may vary depending upon the stockholder's particular facts and circumstances.

     Under Section 302 of the Internal Revenue Code of 1986, as amended (the "Code"), a sale of Shares pursuant to the Offer will, as a general rule, be treated as a "sale or exchange" if the sale of Shares (a) is "substantially disproportionate" with respect to the stockholder, (b) results in a "complete redemption" of all of the stock of the Company owned by the stockholder or (c) is "not essentially equivalent to a dividend" with respect to the stockholder.

     The sale of Shares will be "substantially disproportionate" if the percentage of the outstanding Shares actually and constructively owned by the stockholders satisfies the following three requirements:

          (a) after the sale, the stockholder owns less than 50% of the total combined voting power of all classes of outstanding stock entitled to vote;

          (b) the stockholder's percentage of the total outstanding voting stock immediately after the purchase is less than 80% of the stockholder's percentage of the total outstanding voting stock immediately before the purchase; and

          (c) the stockholder's percentage of outstanding common stock (whether voting or non-voting) immediately after the purchase is less than 80% of the stockholder's percentage of outstanding common stock (whether voting or non-voting) immediately before the purchase.

     The sale of Shares will be deemed to result in a "complete redemption" if either (a) all the Shares actually and constructively owned by the stockholder are sold pursuant to the Offer or (b) all the Shares actually owned by the stockholder are sold pursuant to the Offer and the stockholder is eligible to waive (and effectively waives) constructive ownership of any other Shares under procedures described in Section 302 of the Code.

     The sale of Shares may be "not essentially equivalent to a dividend" if the sale results in a "meaningful reduction" of the stockholder's proportionate interest in the Company. Whether the sale will be considered as "not essentially equivalent to a dividend" depends on the particular stockholder's facts and circumstances. The Internal Revenue Service has ruled that where a stockholder has a de minimis interest in a corporation whose shares are publicly traded, a redemption will not be treated as substantially equivalent to a dividend (and will therefore qualify for exchange treatment) if there is a reduction, however small, in the stockholder's interest. The Internal Revenue Service has also ruled that in the case of a stockholder who holds less than one percent of a publicly traded corporation's outstanding stock, a redemption will not qualify for exchange treatment if the pro rata stock interest of the stockholder is not reduced. Any stockholder intending to rely upon the "not essentially equivalent to a dividend" test should consult such stockholder's own tax advisor as to its application in the stockholder's particular situation.

     In determining whether any of the above tests are satisfied, a stockholder must take into account not only Shares which are actually owned by the stockholder, but also Shares which are constructively owned by the stockholder within the meaning of Section 318 of the Code.

     Under Section 318, a stockholder is deemed to own Shares actually owned, and in some cases constructively owned, by certain related individuals and entities. A stockholder is also deemed to own Shares which the stockholder has the right to acquire by exercise of an option or conversion or exchange of a security. An individual stockholder is considered to own Shares owned directly or indirectly by or for his spouse and his children, grandchildren and parents. In addition, a stockholder is considered to own a proportionate number of Shares owned by trusts or estates in which the stockholder has a beneficial interest, by partnerships in which the stockholder is a partner and by corporations in which the stockholder owns directly or indirectly 50% or more in value of the stock. Similarly, Shares directly or indirectly owned by beneficiaries of estates or trusts, by partners of partnerships and, under certain circumstances, by stockholders of corporations may be considered owned by these entities.

     If any of the above tests under Section 302 of the Code is satisfied, the stockholder will recognize a gain (or loss) in the amount by which the purchase price received by the stockholder pursuant to the Offer is greater (or less) than the stockholder's tax basis in the Shares sold. The recognized gain or loss will be capital gain or loss if the Shares are held as a capital asset, and will be long-term capital gain or loss if the Shares have been held for longer than one (1) year.

     If none of the above tests under Section 302 of the Code are satisfied, the stockholder may be treated as having received a dividend in the amount of the cash received for the Shares sold pursuant to the Offer. In the case of a dividend, the stockholder's tax basis in the Shares sold will not reduce the amount of the dividend.

     Proration of the Offer, pursuant to which fewer than all of the Shares tendered may be purchased by the Company, could adversely affect a stockholder's ability to satisfy the above tests under Section 302 of the Code. An increase in the number of Shares purchased by the Company could also adversely affect a stockholder's ability to satisfy these tests. As described above, the Company may increase the total number of Shares accepted by up to 2% of the outstanding Shares without prior notice and without extending the tender period. See Section 1 for information regarding proration and conditional tenders and Section 3 for information concerning withdrawals. Stockholders are urged to consult their tax advisors with respect to the effects of proration or an increase in the number of Shares purchased by the Company and with respect to the advisability of making a conditional tender or a withdrawal of Shares.

     A stockholder will be considered as having received a payment for Shares tendered pursuant to the Offer at the time a payment is received by the Depositary as agent for the stockholder.

     In general, any income which is treated as a dividend received by a domestic corporation pursuant to the rules described above will be eligible for certain percentage dividends-received deductions under Section 243 of the Code, subject to applicable limitations, including those relating to "debt-financed portfolio stock" under Section 246A of the Code and the holding period requirement of Section 246 of the Code. In the case of any redemption of stock which is not pro rata as to all stockholders, any amount treated as a dividend under the rules of Section 302 is treated as an "extraordinary dividend" subject to the provisions of Section 1059 of the Code regardless of the stockholder's holding period or the amount of the dividend. Under Section 1059 of the Code, a corporate stockholder must reduce the tax basis of its stock (but not below zero) by the portion of any "extraordinary dividend" which is deducted under the dividends received deduction and, if such portion exceeds the stockholder's tax basis for the stock, must treat any such excess as additional gain from the sale or exchange of such stock for the taxable year in which the extraordinary dividend is received. Corporate stockholders should consult their own tax advisors particularly as to the application of Section 1059 to the Offer.

     The Depositary will be required to withhold 30% of the gross proceeds paid to a stockholder or other payee pursuant to the Offer unless either (a) the stockholder provides the stockholder's taxpayer identification number and certifies under penalties of perjury that such number is correct; (b) the stockholder certifies that he is awaiting a taxpayer identification number; or
(c) an exception applies under applicable law and regulations and certain other requirements are met. Therefore, unless such an exception exists and is proved in a manner satisfactory to the Company and the Depositary, each tendering U.S. stockholder should complete and sign the Substitute Form W-9 included with the Letter of Transmittal, so as to provide the information and certification necessary to avoid backup withholding.

14.  EXTENSION OF THE OFFER; TERMINATION; AMENDMENTS

     The Company expressly reserves the right, at any time or from time to time before the Expiration Date, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration of the Offer. There can be no assurance, however, that the Company will exercise its right to extend the Offer. During any such extension, all Shares previously tendered and not accepted for payment or withdrawn will remain subject to the Offer and may be accepted for payment by the Company.

     The Company also expressly reserves the right, in its sole discretion, (i) to delay payment for any Shares not theretofore paid for or to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment upon the occurrence of any of the conditions specified in
Section 5, or (ii) at any time or from time to time to amend the Offer in any respect, including increasing or decreasing the number of Shares the Company may purchase pursuant to the Offer. The Company confirms that its reservation of the right to delay payment for Shares that it has accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that an issuer pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

     Any delay, termination or amendment will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Company may choose to make any public announcement, except as provided by applicable law (including Rule 13e-4(e)(2) of the Exchange Act), the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If the Company makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) under the Exchange Act, which require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend upon the facts and circumstances, including the relative materiality of such terms or information. The Company confirms that its reservation of the right to delay payment for Shares that it has accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, that requires that an issuer pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer. If (i) the Company increases or decreases the price to be paid for Shares, or the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares or the Company decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended until the expiration of such period of ten business days.

15.  FEES AND EXPENSES

     UBS Warburg has been retained by the Company to act as the Company's financial advisor and as the Dealer Manager in connection with the Offer. In its role as Dealer Manager, UBS Warburg may contact brokers, dealers and similar entities and may provide information regarding the Offer to those they contact or persons that contact them. In addition, UBS Warburg has given the Company advice with respect to the Offer and will receive compensation in connection with the Offer. UBS Warburg will receive a fee for its services as Dealer Manager of $225,000. The Company has also agreed to reimburse UBS Warburg for certain reasonable out-of-pocket expenses incurred in connection with the Offer, including reasonable fees and disbursements of counsel, and to indemnify UBS Warburg against certain liabilities, including certain liabilities under the Federal securities laws. UBS Warburg also provided advisory services to the Board of Directors, as described in Section 7. UBS Warburg may continue to provide various services to the Company in the future for which it would receive customary compensation.

     The Company has retained Innisfree M&A Incorporated to act as Information Agent and Wachovia Bank, N.A. to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. Neither the Information Agent nor the Depositary will make solicitations or recommendations in connection with the Offer. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the Federal securities laws.

     The Company will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Company for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

16.  MISCELLANEOUS

     The Company will not accept tenders by or on behalf of holders of Shares in any jurisdiction, foreign or domestic, in which the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Company is not aware of any jurisdiction in which the making of the Offer or the acceptance for payment of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If the Company becomes aware of any jurisdiction where the making of the Offer would not be in compliance with such laws, the Company will make a good faith effort to comply with such laws or seek to have such laws declared inapplicable to the Offer. If after such good faith effort the Company cannot comply with such laws, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Shares in any such jurisdictions. In those jurisdictions whose laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by one or more registered brokers or dealers licensed under the laws of such jurisdictions.

     In accordance with Rule 13e-4 under the Exchange Act, the Company has filed with the Commission a Tender Offer Statement on Schedule TO that contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning the Company.

     THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON ITS BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER SHARES IN THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON ITS BEHALF IN CONNECTION WITH OUR OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION, INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE DEALER MANAGER OR THE INFORMATION AGENT.

     Manually signed photocopies of the Letter of Transmittal will be accepted from Eligible Institutions. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder or his or her broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                              Wachovia Bank, N.A.
                          1525 West W.T. Harris Blvd.
                                  Building 3C3
                                    NC-1153
                      Charlotte, North Carolina 28262-1153

By Mail or Overnight Delivery:                 By Hand:

Wachovia Bank, N.A.                            c/o Depository Trust Company
1525 West W.T. Harris Blvd.                    Transfer Agent Drop
Building 3C3                                   Wachovia Bank, N.A.
Charlotte, NC 28262-1153                       1525 West W.T. Harris Blvd.
(Attn: Reorganization Department)              Building 3C3
                                               Charlotte, NC 28262-1153
                                               (Attn: Reorganization Department)

                           By Facsimile Transmission:

                          (Eligible Institutions Only)

                                 (704) 590-7628

                             Confirm by Telephone:

                                 (800) 829-8432

     Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at the telephone numbers and locations listed below. Stockholders may also contact their local broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                [Innisfree LOGO]
                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                         Call Toll Free: (888) 750-5834
                Bankers and Brokers Call Collect: (212) 750-5833

                      The Dealer Manager for the Offer is:

                                  UBS WARBURG
                                299 Park Avenue
                          New York, New York 10171-026
                                 (212) 821-5005